Equity One, Inc.                                      FOR ADDITIONAL INFORMATION
1696 Miami Gardens Drive   (EQUITY ONE LOGO)          AT THE COMPANY:
North Miami Beach, FL 33179                           Howard  Sipzner,
                                                      Chief  Financial  Officer
                                                      Michele Guard,
                                                      Investor Relations
                                                      305-947-1664
                                                      Media Contact:
                                                      Abbe Solomon 305-446-2700



FOR IMMEDIATE RELEASE
---------------------
October 22, 2002

              EQUITY ONE REPORTS STRONG THIRD QUARTER 2002 RESULTS
              ----------------------------------------------------

     NORTH MIAMI BEACH, FL, October 22, 2002 - Equity One, Inc. (NYSE: EQY), an owner, developer and operator of primarily supermarket-anchored shopping centers located predominantly in high growth markets of Florida and Texas, announced today its financial results for the three and nine months ended September 30, 2002.

FINANCIAL HIGHLIGHTS

     For the three months ended September 30, 2002,  Funds from Operations (FFO)
- a standard measure of operating performance for Real Estate Investment Trusts (REITs) - increased 83.8% to $13.6 million from $7.4 million for the comparable period in 2001. FFO per diluted share increased 14.7% to $0.39 in 2002 from $0.34 for the comparable period in 2001. Net income was $10.9 million, or $0.32 per diluted share, compared with $5.8 million, or $0.27 per diluted share, in the third quarter of 2001. Total revenues for the third quarter increased 32.1% to $25.8 million from $19.6 million in the third quarter of 2001.

     For the nine months ended September 30, 2002, FFO increased 71.1% to $35.5 million from $20.7 million for the comparable period in 2001. FFO per diluted share increased 9.1% to $1.08 in 2002 from $0.99 for the comparable period in 2001. Net income was $32.6 million or $1.00 per diluted share in 2002, compared with $13.6 million, or $0.66 per diluted share, for the comparable period in 2001. Total revenues increased 33.7% to $75.4 million in 2002 from $56.4 million in the comparable period in 2001.

     The increases include a gain on early debt extinguishment of $1.5 million or $0.04 per diluted share, as well as the acquisition of the minority interest in CEFUS in September 2001, the acquisition of UIRT in September 2001, the lease-up of vacant space acquired in the CEFUS and UIRT acquisitions, and various individual property acquisitions made since September 30, 2001. The increases in net income are also attributable to gains from various asset sales during the three and nine-month periods ended September 30, 2002.

     "We are extremely pleased with our third quarter and year to date results," stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. "Our business model, emphasizing supermarket-anchored shopping centers, continues to show its durability and attractiveness to tenants, shoppers and investors. Our results further reflect the strength of our geographic markets and the depth of our management team, and demonstrate the ongoing upgrading of the quality of our portfolio through our leasing, acquisition, disposition and development activities."

PORTFOLIO HIGHLIGHTS

     At September 30, 2002, our portfolio was 87.1% leased and consisted of 88 properties located primarily in metropolitan areas of Florida and Texas. Our portfolio includes 56 supermarket-anchored shopping centers, 8 drug store-anchored shopping centers, 18 other retail-anchored shopping centers, 3 commercial properties and 3 retail developments. During the third quarter, we increased our average base rent per occupied square foot to $10.27 from $10.12 at June 30, 2002, renewed 69 leases increasing the average rate 4.4% to $14.12 per square foot, and signed 56 new leases at an average rate of $11.84 per square foot. Our same property NOI increased 0.7% in the third quarter of 2002 compared to the third quarter of 2001, and increased 3.1% versus the comparable nine-month period in 2001.

DEBT EXTINGUISHMENT

     During the third quarter of 2002, we settled a mortgage obligation at a discount and recognized a gain on the early extinguishment of debt in the amount of approximately $1.5 million. This added approximately $0.04 per diluted share to our reported results.

     We have adopted SFAS No. 145, which modified the reporting treatment of gains or losses from extinguishment of debts and results in the classification of this extinguishment of debt as part of ordinary income.

ACQUISITIONS AND DISPOSITIONS

     During the third quarter of 2002, we acquired one supermarket-anchored center for $9.3 million. During the first nine months of 2002, we acquired ten properties for an aggregate investment of approximately $59 million.

     During the third quarter, we sold three properties for aggregate consideration of approximately $11 million and recognized total gain on the sales of $1.1 million. Our third quarter income from discontinued operations, including the gain on the sales, was $1.2 million. In total, we sold seven properties during the first nine months of 2002 for aggregate consideration of approximately $24 million and associated gain on the sales of $8.2 million. Our income from discontinued operations for the nine months ended September 30, 2002, including the gain on the sales, was $9.4 million.

DEVELOPMENTS AND REDEVELOPMENTS

     We are underway on the development of Plaza Alegre, an 84,000 square foot, Publix supermarket-anchored shopping center in southwest Miami-Dade County, Florida, with a target completion in February 2003.

     We are in the planning and permitting stage for several other developments and redevelopments including: (1) the development of a new 25,000 square foot CVS drug store-anchored center across the street from Plaza Alegre; (2) the complete redevelopment of University Mall in Pembroke Pines, Florida incorporating a new Lowe's home improvement store; (3) a partial reconfiguration of the Oakbrook Square shopping center in Palm Beach Gardens, Florida to accommodate a new Stein Mart store; (4) the redevelopment of Salerno Village in Stuart, Florida to accommodate a new and expanded Winn Dixie supermarket; and
(5) a 114,000 square foot addition to the Shops at Skylake in North Miami Beach, Florida to accommodate a new L.A. Fitness Sports Club and other local tenants. These five developments are scheduled for completion between the end of 2003 and early 2004.

EARNINGS GUIDANCE

     Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One's reports filed with the Securities and Exchange Commission, we expect to report $0.35 of FFO per diluted share in the fourth quarter of 2002 resulting in $1.42 of FFO per diluted share for full year 2002, incorporating $0.04 related to the early extinguishment of debt. For full year 2003, we have targeted FFO per diluted share to be between $1.43 and $1.47. We currently anticipate that the growth in our FFO in 2003 will come from a combination of internal growth related to increases in rent and the continued lease-up of vacant space, as well as incremental income from property acquisitions and developments. This guidance is provided for information purposes and is subject to change.

ACCOUNTING AND OTHER DISCLOSURES

     All prior reporting periods which fall between August 18, 2000 and September 19, 2001 have been restated or adjusted to account for the acquisition on August 18, 2000 of 68.07% of the stock of First Capital Realty (TSE:FCR), the parent of Centrefund Realty (U.S.) Corporation, or CEFUS, by Gazit-Globe (1982) Ltd. (TLV:GLOB), Equity One's majority shareholder. The restatement consolidates the operations of Equity One and CEFUS between August 18, 2000 and September 19, 2001, subject to a 31.93% minority interest in CEFUS. On September 20, 2001, Equity One acquired 100% of CEFUS from First Capital Realty, thereby acquiring the remaining 31.93% minority interest.

     We define FFO consistent with the most recent NAREIT definition as net income before gains (losses) on the sale of real estate, extraordinary items and minority interest, plus real estate depreciation and amortization of capitalized leasing costs, adjusted to add back/subtract any deferred income tax expense/credit attributable to the CEFUS accounting treatment. We believe that FFO should be considered along with, but not as an alternative to net income as defined by U.S. generally accepted accounting principles, or GAAP, as a measure of our operating performance. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of funds available to fund our cash needs. Our calculation of FFO may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL INFORMATION AND VIDEO WEB-CAST

     We will host a conference call on Wednesday, October 23, 2002 at 1:00 p.m. EST to discuss our performance for the three and nine months ended September 30, 2002. You may access the video web-cast at www.equityone.net using the icons on the bottom of the home page. Investors may also join the call by dialing 877-446-8439. A replay of the call can be accessed by dialing 800-642-1687 and entering pass code 6078090.

FOR ADDITIONAL INFOMRATION

     For a copy of our third quarter supplemental information package, please access the "Financial Reports" section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other notices, please send your e-mail address to Michele Guard at mguard@equityone.net.

FORWARD LOOKING STATEMENTS

     Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida and Texas; the continuing financial success of our current and prospective tenants; continuing supply constraints in our geographic markets; the availability of properties for acquisition; the success of our efforts to lease up vacant properties; the effects of natural and other disasters; and other risks, which are described in our filings with the Securities and Exchange Commission.

                                EQUITY ONE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                    For the three                 For the three
                                                     months ended                  months ended              %
                                                  September 30, 2002            September 30, 2001        Increase
                                              ---------------------------   --------------------------- -------------
                                                     (Unaudited)                   (Unaudited)


Total Revenue                                 $        25,833               $        19,563                32.1%

Net Income                                    $        10,926               $         5,826                87.5%
     per share (basic)                        $          0.32               $          0.27                18.5%
     per share (diluted)                      $          0.32               $          0.27                18.5%

Funds from Operations                         $        13,608               $         7,403                83.8%
     per share (diluted)                      $          0.39               $          0.34                14.7%

Weighted average common shares
     basic                                             33,926                        21,304
     diluted                                           34,785                        21,948




                                                    For the nine               For the nine
                                                    months ended               months ended                 %
                                                 September 30, 2002         September 30, 2001          Increase
                                             --------------------------- --------------------------  ----------------
                                                    (Unaudited)                 (Unaudited)


Total Revenue                                $           75,423          $           56,425                 33.7%

Net Income                                   $           32,631          $           13,625                139.5%
     per share (basic)                       $             1.01          $             0.67                 50.7%
     per share (diluted)                     $             1.00          $             0.66                 51.5%

Funds from Operations                        $           35,477          $           20,737                 71.1%
     per share (diluted)                     $             1.08          $             0.99                  9.1%

Weighted average common shares
     basic                                               32,195                      20,343
     diluted                                             32,956                      20,941




                                EQUITY ONE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                            September 30, 2002             December 31, 2001
                                                          ------------------------      ------------------------
                                                          ------------------------      ------------------------
                                                                (Unaudited)                   (Unaudited)
Investments in Real Estate
     (before accumulated depreciation)                     $             709,322         $            656,005
Total Assets                                               $             718,568         $            668,536

Mortgage Notes Payable                                     $             307,713         $            345,047
Credit Facilities                                          $              36,507         $             27,409

Total Liabilities                                          $             368,918         $            390,269

Shareholders' Equity                                       $             349,650         $            278,267

Total Liabilities and Shareholders' Equity                 $             718,568         $            668,536



                                       5